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                                                                    EXHIBIT 12.1

                               ARCH WIRELESS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                                                                    Nine Months
                                                                                                       Ended
                                                        Year Ended December 31,                     September 30,
                                   --------------------------------------------------------------   -------------
                                     1995          1996          1997         1998         1999         2000
                                   --------     ----------    ---------    ---------    ---------   -------------
Net loss before income taxes and
extraordinary items..............  $(39,518)    $(163,965)    $(203,046)   $(204,331)   $(289,188)    $(198,242)
Adjustments to earnings:
     Fixed charges, as detailed
     below.......................    22,522        75,927        97,159      104,213      188,249       115,613
                                   --------     ---------     ---------    ---------    ---------     ---------
Earnings as adjusted.............  $(16,996)    $ (88,038)    $(105,887)   $(100,118)   $(100,939)    $ (82,629)
                                   ========     =========     =========    =========    =========     =========
Combined fixed charges and
preferred stock dividends
deficiency.......................  $(16,996)    $ (88,038)    $(105,887)   $(100,118)   $(100,939)    $ (82,629)
                                   ========     =========     =========    =========    =========     =========
Fixed Charges:
     Interest Expense............  $ 22,522     $  75,927     $  97,159    $ 104,213    $ 188,249     $ 115,613
                                   --------     ---------     ---------    ---------    ---------     ---------
Total fixed charges..............    22,522        75,927        97,159      104,213      188,249       115,613

Preferred stock                         102           336            32        1,030        2,146         4,742
                                   --------     ---------     ---------    ---------    ---------     ---------
accretion/dividends:

Combined fixed charges and
preferred stock
accretion/dividends..............  $ 22,624     $  76,263     $  97,191    $ 105,243    $ 190,395     $ 120,355
                                   ========     =========     =========    =========    =========     =========
Deficiency in earnings to cover
fixed charges....................   (39,518)     (163,965)     (203,046)    (204,331)    (289,188)     (198,242)
Deficiency in earnings to cover
combined fixed charges and
preferred stock dividends........  $(39,620)    $(164,301)    $(203,078)   $(205,361)   $(291,334)    $(202,984)
                                   ========     =========     =========    =========    =========     =========
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